Filed Pursuant to Rule 433 Registration Statement No. 333-262557 Dated September 6, 2022
Market Linked Securities – Auto-Callable with Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the Russell 2000® Index due October 6, 2025
Term Sheet to Preliminary Pricing Supplement dated September 6, 2022

Summary of Terms
Issuer	The Toronto-Dominion Bank (the “Bank”)
Underwriters	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Market Measures	Dow Jones Industrial Average®, the Nasdaq-100 Index® and the Russell 2000® Index (each referred to as an “Index,” and collectively as the “Indices”).
Pricing Date*	September 30, 2022
Issue Date*	October 5, 2022
Face Amount and Original Offering Price	$1,000 per security
Automatic Call Feature
If the closing level of the lowest performing Index on any call date (including the final calculation day) is greater than or equal to its starting level, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security equal to the face amount per Security plus the call premium applicable to the relevant call date.

Call Dates and Call Premiums	Call Date*	Call Premium†	Payment per Security upon an Automatic Call
	October 5, 2023	At least 13.30% of the Principal Amount	At least $1,133.00
	October 7, 2024	At least 26.60% of the Principal Amount	At least $1,266.00
	September 29, 2025(1)	At least 39.90% of the Principal Amount	At least $1,399.00
(1) This is also the final calculation day † To be determined on the pricing date
Call Settlement Date	Five business days following the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Payment at Maturity (per Security)
If the securities are not automatically called on any call date (including the final calculation day), the maturity payment amount per security, if any, will be based on the performance of the lowest performing Index on the final calculation day, calculated as follows:
•         If the ending level of the lowest performing Index on the final calculation day is less than its starting level but greater than or equal to its threshold level: $1,000.
•         If the ending level of the lowest performing Index on the final calculation day is less than its threshold level:
$1,000 × performance factor of the lowest performing Index on the final calculation day

Stated Maturity Date*	October 6, 2025
Starting Level	With respect to each Index, its closing level on the pricing date
Ending Level	With respect to each Index, its closing level on the final calculation day
Threshold Level:	With respect to each Index, 60% of its starting level
Lowest Performing Index:	For any call date, the Index with the lowest performance factor as of such call date.
Performance Factor:	With respect to an Index on any call date, its closing level on such call date divided by its starting level (expressed as a percentage).
Calculation Agent	The Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount**	Up to 2.425%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.75%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN	89114YBR1 / US89114YBR18
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $1.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile***
*** Assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date.
If the securities are not automatically called and the ending level of the lowest performing Index on the final calculation day is less than its threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the lowest performing Index on the final calculation day and you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.
Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the lowest performing Index on the applicable call date significantly exceeds its starting level. You will not participate in any appreciation in the level of any Index and the securities will not bear interest.
Our estimated value of the securities at the time the terms of your securities are set on the pricing date is expected to be between $913.20 and $943.20 per security. The estimated value is expected to be less than the public offering price of the securities. See “Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/0000947263/000114036122032344/brhc10041349_424b2.htm

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The securities have complex features and investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page P-10 of the preliminary pricing supplement, “Risk Factors” beginning on page PS-5 of the product supplement MLN-WF-1 dated August 31, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”). The securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus. Please review those risk disclosures carefully.
•
If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose A Substantial Portion Or All Of The Face Amount Of Your Securities At Stated Maturity. If the ending level of the lowest performing Index on the final calculation day is less than its threshold level, the maturity payment amount will be reduced by an amount equal to the decline in the level of the lowest performing Index from its starting level.

•	No Periodic Interest Will Be Paid On The Securities.
•	The Potential Return On The Securities Is Limited To The Call Premium.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
•	Higher Call Premiums Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	Each Call Date (Including The Final Calculation Day) And The Related Call Settlement Date (Including The Stated Maturity Date) Is Subject To Market Disruption Events And Postponements.
•	Investors Are Subject To The Bank’s Credit Risk, And the Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
•	The Estimated Value Of Your Securities Is Expected To Be Less Than The Original Offering Price Of Your Securities.
•	The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
•
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
•	The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
•	There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
•	If The Level Of Any Indices Change, The Market Value Of Your Securities May Not Change In The Same Manner.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Indices And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Indices.
•	Historical Levels of the Indices Should Not Be Taken As An Indication Of The Future Performance Of The Indices During The Term Of The Securities.
•	Changes That Affect The Indices May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Indices.
•	We And Our Affiliates and the Agents and Their Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
•	An Investment In The Securities Is Subject To Risks Associated With Non-U.S. Companies.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There are Potential Conflicts of Interest Between You and the Calculation Agent.
•	The Tax Consequences Of An Investment In The Securities Are Unclear.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.